EXHIBIT 10.3

MAINFRAME EQUIPMENT USE AGREEMENT

        This Mainframe Equipment Use Agreement (“Agreement”) is made as of July 1, 2000 between Peritus Software Services, Inc., a Massachusetts corporation, having its principal place of business at 112 Turnpike Road, Suite 111, Westborough, Massachusetts 01581 (“Peritus”) and Rocket Software, Inc., a Massachusetts corporation, having its principal place of business at Two Apple Hill Drive, Natick, Massachusetts 01760 (“Rocket”).

        Whereas, Peritus wishes to obtain access to Rocket’s Mainframe computer and related equipment and software located at Two Apple Hill Drive, Natick, Massachusetts 01760 or such other location to which it may be transferred (the “Mainframe Equipment”) and Rocket is willing to provide such access subject to the terms and conditions set forth herein.

        Now, therefore, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

        1.    Term.    The initial term of this Agreement shall be for a period of one year commencing on July 1, 2000 and ending on June 30, 2001 and shall be automatically renewed for successive one year periods thereafter, unless terminated in accordance with the provisions set forth in Section 7 below.

        2.    Access.    During the term of this Agreement, Rocket agrees to allow Peritus access to at least 500 megabytes of space on the Mainframe Equipment, during normal business hours or as may be reasonably requested by Peritus, for purposes of storing, removing, accessing, retrieving, and manipulating programs, data, records and other information related to Peritus’ business (collectively, the “Data”). Rocket reserves the right to make changes, additions and replacements to the Mainframe Equipment at its discretion, provided there is no material degradation in the current performance levels of the Mainframe Equipment.

        3.    Equipment and Software.    Peritus shall provide, at its expense, all of its own personal computer equipment, terminals and lines necessary to access the Mainframe Equipment and shall obtain the right to use any third party software necessary for use of the Mainframe Equipment by Peritus other than the software (the “ Software”) listed on Schedule A attached hereto and incorporated herein by reference. Rocket, at its expense, will obtain all required third party consents, licenses and permits allowing Peritus to rightfully access and use the Mainframe Equipment and Software as provided herein and will provide Peritus with copies or written notification of any restrictions on use of the Mainframe Equipment and Software. In addition, Rocket, at its expense, will implement all appropriate security measures required to restrict access to the Data residing on the Mainframe Equipment to designated Peritus employees only.

        4.    Peritus Responsibilities.    Peritus will comply with all operating instructions provided in writing from time to time by Rocket related to the use of the Mainframe Equipment. Peritus shall be responsible for inputting all Data on the Mainframe Equipment and for verifying the accuracy of all Data so inputted. Rocket shall not be responsible for any errors resulting from errors in Peritus’ inputting of Data or from Peritus’ failure to comply with Rocket’s written operating instructions. Peritus represents and agrees that it will use the Mainframe Equipment hereunder only for its own business use in accordance with all applicable Federal, State and local laws and regulations.

        5.    Consideration.    In consideration of the access provided hereunder, Peritus shall loan to Rocket for the duration of this Agreement one (1) RS6000 computer with an R390 card (collectively, the “Loaned Equipment”). The Loaned Equipment shall be provided by Peritus on an “as is” and “where is” basis without maintenance or support services of any kind. PERITUS PROVIDES NO WARRANTIES, EXPRESS OR IMPLIED, IN CONNECTION WITH THE LOANED EQUIPMENT, INCLUDING BUT NOT LIMITED TO, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Rocket shall maintain the Loaned Equipment in good condition, reasonable wear and tear excepted.

        6.    Indemnification.    Rocket shall, at Rocket’s expense, defend or settle any action brought against Peritus based on a claim that the Software or Mainframe Equipment infringes a third party’s United States patent, copyright, or trade secret right and will pay all costs and damages finally awarded against Peritus in any such action which are attributable to such claim; provided that (i) Peritus promptly notifies Rocket in writing of the claim; (ii) Rocket shall have sole control of the settlement and defense of any action to which this indemnity relates; and (iii) Peritus cooperates with Rocket in every reasonable way to facilitate such defense or settlement. Rocket shall not be liable for any infringement or claim thereof based upon the use of the Software or Mainframe Equipment or any element thereof in combination with products not supplied by Rocket or its licensor, or upon any modifications to the Software or Mainframe Equipment made by any party other than Rocket or its licensor.

        THE FOREGOING PARAGRAPH OF THIS SECTION 6 STATES THE ENTIRE LIABILITY OF ROCKET FOR ANY LOSS AND DAMAGES WHATSOEVER AS A RESULT OF THE INFRINGEMENT OF ANY COPYRIGHT, PATENT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS.

        Rocket shall indemnify, defend and hold harmless Peritus from and against any fine, penalty, cost, loss, damage, injury, obligation, demand, assessment, claim, expense or liability, including reasonable attorney’s fees and expenses, asserted against or incurred by Peritus arising out of any breach by Rocket of its obligations set forth in Sections 3, 11 and 12 of this Agreement.

        Peritus shall indemnify, defend and hold harmless Rocket from and against any fine, penalty, cost, loss, damage, injury, obligation, demand, assessment, claim, expense or liability, including reasonable attorney’s fees and expenses, asserted against or incurred by Rocket arising out of Peritus’ use of the Mainframe Equipment in violation of this Agreement.

        7.    Termination.    This Agreement may be terminated by either party (i) without cause at the end of the initial term or any renewal term thereafter by providing the other party with at least thirty (30) days written notice prior to the end of such term or (ii) at any time effective immediately upon written notice to the other party, if the other party fails to perform any of its obligations under this Agreement and fails to remedy such breach within thirty (30) days following the receipt of written notice of the breach from the non-breaching party. Upon the termination of this Agreement for any reason, Rocket shall return the Loaned Equipment provided to Rocket pursuant to Section 5 of this Agreement and Peritus shall discontinue its use of the Software and the Mainframe Equipment and shall remove all Data therefrom. Upon such removal, Rocket shall delete all copies of the Data, back-up or otherwise, residing on the Mainframe Computer and shall return (or, at Peritus’ request, destroy) any and all copies of Peritus’ Confidential Information in its possession or control. The terms set forth in Sections 6, 7, 8, 11, 12, 15, 16, 17, 18, and 19 shall survive the expiration or any termination of this Agreement.

        8.    Limitation of Liability.    EXCEPT FOR THE PROVISIONS SET FORTH IN PARAGRAPH 1 OF SECTION 6, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE MAINFRAME EQUIPMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.    Maintenance and Repair.    Rocket shall use reasonable efforts to maintain, at its expense, the Mainframe Equipment in good working order and shall have the right, upon reasonable notice to Peritus, to limit Peritus’ access to the Mainframe Equipment from time to time in order to perform all maintenance and repairs or replacements deemed necessary by Rocket. Provided Rocket uses reasonable efforts to maintain the Mainframe Equipment in good working order, Rocket shall have no liability to Peritus for any limitation of Peritus’ access to the Mainframe Equipment due to the performance of any such maintenance, repairs or replacements.

10.    Force Majeure.    Rocket shall not be liable to Peritus in any manner for any failure or delay in the fulfillment of any part of this Agreement because of acts of God, governmental orders or restrictions, or any other cause or circumstance beyond its reasonable control.

11.    Warranties.    Rocket warrants that it has the right to permit the use of the Mainframe Equipment and Software by Peritus as provided hereunder. EXCEPT FOR THE WARRANTY SET FORTH IN THIS PARAGRAPH, ROCKET DOES NOT MAKE ANY WARRANTIES WITH RESPECT TO THE MAINFRAME EQUIPMENT OR THE SOFTWARE AND EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

12.    Confidential Information.    Rocket acknowledges that Peritus retains all title, copyrights, patents and other proprietary rights in and to the Data, including any and all copies, updates, modifications, translations and other derivative works that duplicate or are based thereon. Nothing in this Agreement shall be deemed to implicitly or explicitly grant any ownership rights, or license or other right to Rocket to own the Data or to use or copy the Data other than for back-up purposes only.

As a result of Peritus’ use of the Mainframe Equipment under this Agreement, Rocket may have access to Data that is confidential to Peritus. Rocket shall treat all Data to which it may have access under this Agreement, whether such Data resides on the Mainframe Equipment or is otherwise provided to Rocket by Peritus hereunder, as confidential information of Peritus (“Confidential Information”) and shall take all steps necessary to protect such Confidential Information from disclosure. Rocket shall not disclose such Confidential Information, or allow access to such Confidential Information, to any third party or to any individual employee other than an employee having a need for such access in order to perform Rocket’s obligations hereunder and who is bound in writing to protect such Confidential Information in at least as restrictive a manner as set forth in this Agreement. The foregoing shall not apply to information which (i) is publicly known through no breach of the confidentiality provisions of this Agreement by Rocket, (ii) was previously in the possession of Rocket without an obligation of confidentiality, (iii) is independently developed by Rocket without use of confidential or proprietary information of Peritus, (iv) is approved for release by written authorization by Peritus, or (v) is released by Rocket pursuant to a good faith adherence to a court order or as otherwise required by law, of which Peritus has been provided the maximum notice, and Rocket has used its best-efforts to obtain confidential treatment of the confidential information.

13.    Independent Contractors.    The relationship between Peritus and Rocket is that of independent contractors, and nothing in this Agreement shall be construed to create a relationship of employer and employee, agency, joint venturers or partners between the parties. Neither party shall have the right, power or authority to enter into agreements of any kind on behalf of the other party, or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party.

14.    Assignment.    This Agreement may not be assigned by either party, whether by merger, consolidation, sale of assets or otherwise, without the prior written consent of the other party.

15.    Notices.    Notices given under this Agreement shall be in writing and shall be effective upon receipt if delivered by certified mail, return receipt requested, by a recorded delivery service or by other means of delivery requiring a signed receipt to the following addresses or such other address as the addressee may have specified in a notice duly given to the sender as provided herein:

If to Peritus:    112 Turnpike Street, Suite 111
Westborough, Massachusetts 01581
Attn.: John Giordano, President and C.E.O.
Telephone No. (508) 870-0963

If to Rocket:    Two Apple Hill Drive
Natick, Massachusetts 01760
Attn: Johan Magnusson, Chief Operating Officer
Telephone No. (508) 655-4321

16.    Severability.    If for any reason one or more of the provisions of this Agreement are deemed by a court of competent jurisdiction to be unenforceable or otherwise void by operation of law, the remainder of this Agreement will be unaffected thereby and will be deemed to be void, binding and enforceable.

17.    Waiver of Breach.    No waiver by either party of any breach of this Agreement by the other party shall be deemed to be a waiver of any other breach of the same or of any other provision.

18.    Governing Law.    This Agreement will be governed by, and construed and enforced in accordance with, the substantive law of the Commonwealth of Massachusetts, U.S.A. The parties hereby agree to submit to the exclusive jurisdiction and venue of the state and federal courts sitting in The Commonwealth of Massachusetts concerning any disputes under this Agreement.

19.    Entire Agreement.    This Agreement and Schedule A set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersede any and all oral and prior written agreements, understandings and quotations relating thereto. No alteration, modification, or cancellation of any of the provisions of this Agreement shall be binding unless made in writing and signed by officers of the parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Rocket Software, Inc. By (Authorized Signature) Name: Title: Date:	Peritus Software Services, Inc. By: (Authorized Signature) Name: Title: Date:

SCHEDULE A

        1)    The Software listed below shall be made available to Peritus by Rocket on the Mainframe Equipment at a mutually agreed upon time, but no later than July 1, 2000, in accordance with Section 2 of the Mainframe Equipment Use Agreement between the parties.

COBOL COMPILER
ASSEMBLER
JCL & UTILITIES
TSO
ISPF

        2)    The Software listed below shall be made available to Peritus by Rocket on the Mainframe Equipment no later than September 30, 2000 in accordance with Section 2 of the Mainframe Equipment Use Agreement between the parties.

DB2
IMS
CISC

        3)    The Software listed below shall be made available to Peritus by Rocket on the Mainframe Equipment no later than December 31, 2000, in accordance with Section 2 of the Mainframe Equipment Use Agreement between the parties.

JAVA
WEB SPHERE
REMOTE PRINTING

Rocket Software, Inc. By (Authorized Signature) Name: Title: Date:	Peritus Software Services, Inc. By: (Authorized Signature) Name: Title: Date: